EXHIBIT 99.1
                                                                   ------------


P R E S S   R E L E A S E
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POLO RALPH LAUREN REPORTS SECOND QUARTER FISCAL 2007 RESULTS

-   Earnings per Share Increased 32%

-   Company Raises Full Year Guidance to Range of $3.50 to $3.60
    from $3.25 to $3.35

-   Company to Acquire Belts and Small Leather Goods License

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New York (November 8, 2006) - Polo Ralph Lauren  Corporation  (NYSE:  RL) today reported net income of $137 million, or $1.28 per diluted share, for the second quarter of Fiscal 2007 compared to net income of $104 million, or $0.97 per diluted share, for the second quarter of Fiscal 2006, an approximate 32% increase in net income and earnings per share.

Net revenues for the second quarter of Fiscal 2007 increased 14% to $1.17 billion, compared to $1.03 billion in the second quarter last year. Excluding the impact of the Polo Jeans acquisition, net revenues increased 9%. Operating income, reflecting higher revenues and higher gross profit, increased 21% to $215 million compared to $177 million last year. Operating income as a percent of revenue improved 120 basis points to 18.4% from 17.2% last year.

First half net revenues increased 19% to $2.12 billion, compared to $1.78 billion last year. Excluding the impact of the Polo Jeans and footwear acquisitions, net revenues increased 13%. Operating income for the first half, reflecting higher revenues and higher gross profit, increased 35% to $348 million compared to $257 million in the same period last year. Operating income as a percent of revenue improved 190 basis points to 16.4% from 14.5%. For the first half of Fiscal 2007, net income was $217 million, or $2.02 per diluted share, compared to net income of $155 million, or $1.46 per diluted share for the comparable period last year, a 40% increase in net income and a 38% increase in earnings per share.

In addition to the earnings announcement today, the Company also announced it has signed a Letter of Intent with Kellwood Company to buy the New Campaign, Inc. business, Polo Ralph Lauren's licensing partner for the manufacturing and distribution of men's and women's belts and other small leather goods under the

Ralph Lauren, Lauren and Chaps lines in the United States. The transaction will be structured as an asset purchase, with total cash consideration of approximately $9 million to be paid subject to the satisfactory completion of due diligence activities, and customary closing adjustments. The transaction is expected to close by the end of fiscal 2007 and it is expected that Kellwood will provide various transition services for up to one year after the closing.

"We are one of the healthiest and fastest growing fashion luxury businesses today. The key to our continued success is our focus - whether it is product and or how we operate our business. And our growth comes from our commitment to consistency that stays true to a single point of view," said Ralph Lauren, Chairman and Chief Executive Officer.

"We are a strong company that has been built on quality with a long-term view. It is never of the moment. We have built a powerful business because we are connected - in vision, in fashion and in how we run the company. I am pleased with our continuing growth and excited about our future and what we will build on it," added Mr. Lauren.

"We had exceptional growth in the second quarter with all of our core businesses outperforming and our next generation of initiatives on track," said Roger Farah, President and Chief Operating Officer. "Our time, energy and money invested in our retail stores, in how we are presented at better department and specialty stores, and in global infrastructure have supported our strong growth."

"We are  particularly  pleased with the continuing  success in our retail group
that  drove  strong  comparable  store  sales.   Ralph's  designs  are  clearly
resonating with customers worldwide," Mr. Farah added.

SECOND QUARTER AND FIRST HALF FISCAL 2007 INCOME STATEMENT REVIEW

NET REVENUES Net revenues for the second quarter of Fiscal 2007 increased 14%, or 9% excluding the effects of the Polo Jeans acquisition, to $1.17 billion compared to $1.03 billion in the second quarter last year. The increase was driven by a 14% increase in reported wholesale sales, or a 6% increase excluding the Polo Jeans acquisition, and a 15% increase in retail sales.
Licensing royalties were essentially flat compared to the second quarter last year.

First half net revenues increased 19%, or 13% excluding the effects of the Polo Jeans and footwear acquisitions, to $2.12 billion compared to $1.78 billion last year, reflecting a 26% increase in wholesale sales, a 13% increase excluding the Polo Jeans and footwear acquisitions, and a 15% increase in retail sales. Licensing was down slightly from last year, primarly due to the loss of licensing royalty from Polo Jeans which is now owned.

GROSS PROFIT Gross Profit for the second quarter increased 15% to $633 million compared to $552 million in the second quarter of Fiscal 2006. Gross profit margin rate improved 50 basis points in the second quarter to 54.2% compared to 53.7% during the same period last year, primarily driven by a strong positive response to our fall assortments.

Gross Profit for the first half increased 21% to $1.16 billion, compared to $966 million in the first half of Fiscal 2006. Gross profit margin rate improved 60 basis points in the first half to 54.9% of revenues compared to 54.3% of revenues last year primarily driven by increased sell throughs in new fashion deliveries and supply chain efficiencies.

SG&A EXPENSES SG&A expenses increased 12% in the second quarter to $418 million compared to $375 million in the second quarter of Fiscal 2006. The second quarter expenses include $5.7 million in incremental cost related to the expensing of all stock-based compensation as a result of the effect of the application of SFAS 123R. Expenses as a percent of revenues were 35.8% compared to 36.5% in the second quarter last year, representing a 70 basis point improvement.

SG&A expenses in the first half increased 15% to $816 million compared to $709 million in the first half of Fiscal 2006. First half Fiscal 2007 expenses include $8.3 million in incremental cost related to the expensing of all stock-based compensation. SG&A expenses as a percent of revenues were 38.5% in the first half compared to 39.8% for the first half last year, an improvement of 130 basis points. The expense rate improvement in both the second quarter and the first half is primarily due to leveraging of incremental sales volume over existing infrastructure.

OPERATING INCOME Operating income in the second quarter increased 21% to $215 million compared to $177 million in the second quarter of Fiscal 2006. Operating margin was 18.4%, compared to 17.2% in the second quarter last year, an increase of 120 basis points.

For the first half, operating income increased 35% to $348 million compared to $257 million in the first half of Fiscal 2006. Operating margin for the first half was 16.4%, compared to 14.5% in the first half last year, an increase of 190 basis points.

NET INCOME Net income for the second quarter was $137 million, or $1.28 per diluted share, compared to net income of $104 million, or $0.97 per diluted share, for the second quarter of Fiscal 2006. Net income and earnings per share increased approximately 32% over the prior year's quarter.

For the first half, net income was $217 million, or $2.02 per diluted share, compared to net income of $155 million, or $1.46 per diluted share. For the first six months, net income and earnings per share increased 40% and 38%, respectively.

SECOND QUARTER AND FIRST HALF FISCAL 2007 SEGMENT REVIEW

WHOLESALE       Wholesale  sales in the second  quarter  increased  14% to $660 million compared to $578 million in the second quarter last year. Excluding the effect of the Polo Jeans acquisition, revenues increased 6% primarily due to strong fall sales across all brands in Europe, the continued success of the new domestic Chaps for women and boy's lines and strong growth of the Lauren for women line. Wholesale operating income increased 10% in the second quarter to

$157 million compared to $143 million in the second quarter last year. Wholesale operating margin was 23.8% in the second quarter compared to 24.8% in the second quarter last year, a decrease of 100 basis points. Excluding the effect of the Polo Jeans acquisition, wholesale operating margin was essentially flat to last year.

Wholesale sales in the first half were up 26% to $1.15 billion compared to $915 million in the first half last year. Excluding the effect of the Polo Jeans and footwear acquisitions, revenues increased 13% primarily due to strong sales across all brands in Europe, the new domestic Chaps for women and boy's lines, strong growth of the Lauren for women line and the men's domestic business. Wholesale operating income increased 31% in the first half to $248 million compared to $189 million in the first half last year. Wholesale operating margin was 21.5% in the first half compared to 20.7% in the first half last year, an increase of 80 basis points driven by supply chain efficiencies.

RETAIL          Retail sales were up 15% to $445 million in the second  quarter compared to $387 million in the second quarter last year. Total company comparable store sales increased 9.3%, reflecting an increase of 15.9% at Club Monaco stores, 9.6% at Ralph Lauren stores and 8.4% in our factory stores. Polo.com sales grew 35% over the comparable three month period last year. Retail operating income increased 70% to $67 million compared to $39 million in the second quarter last year. Retail operating margin was 15.0% in the second quarter compared to 10.2% last year, an improvement of 480 basis points.

Retail sales in the first half were up 15% to $857 million compared to $745 million last year, reflecting strong comparable store sales. Total company comparable store sales increased 8.3%, reflecting an increase of 12.5% at Club Monaco stores, 8.4% in our factory stores and 6.9% at Ralph Lauren stores. Polo.com sales grew 42% over the comparable six-month period last year. Retail operating income increased 75% in the first half to $131 million compared to $75 million in the first half last year. Retail operating margin was 15.3% in the first half compared to 10.1% last year, an improvement of 520 basis points. In both the second quarter and year to date, the operating margin increase was a result of positive customer reaction to fresh flow of products and expense leverage in all formats.

At the end of the second quarter we operated 295 stores with approximately 2.3 million square feet, up net one store from the second quarter last year. Our retail group consists of 71 Ralph Lauren stores, 66 Club Monaco stores, 150 Polo factory stores and eight Rugby stores.

LICENSING       Licensing  royalties in the second quarter were $62 million and essentially unchanged to last year. Operating income was down 7% to $38 million compared to $40 million in the second quarter last year. Licensing royalties were flat compared to last year due primarily to increases in the Asia/Pacific licensing region offset by the loss of licensing revenues of Polo Jeans which is now owned. Excluding the impact of the Polo Jeans acquisition, revenues increased 8%. Operating income decreased primarily due to the loss of licensing royalty from Polo Jeans which is now owned.

Licensing royalties in the first half were down 6% to $113 million compared to $120 million last year, and operating income was down 15% to $64 million compared to $75 million last year. Licensing revenues were down compared to last year, primarily due to the loss of licensing revenues of Polo Jeans and footwear which are now owned. Excluding the impact of the acquisitions, revenues increased 2%. Licensing operating income decreased primarily due to the loss of licensing revenue from Polo Jeans and footwear which are now owned.


SECOND QUARTER FISCAL 2007 BALANCE SHEET REVIEW

We ended the second quarter with $321 million in cash, or $32 million cash net of debt. We ended the second quarter with inventory up 14% to $586 million from $513 million last year, primarily due to the inclusion of Polo Jeans and higher inventory levels to support future sales growth. During the second quarter, we repurchased 1 million shares totaling $62 million. Year to date, the Company has repurchased 2.2 million shares totaling $130 million. The company had $29 million in capital expenditures in the second quarter, compared to $42 million in the prior year's second quarter.


FISCAL 2007 THIRD QUARTER OUTLOOK

o    Consolidated   revenue  growth  is  projected  to  be  low  double-digits, reflecting low double-digit percent growth for both retail and wholesale, and licensing down low single digits compared to last year.

o Operating margins are expected to increase modestly compared to the third quarter Fiscal 2006.


FISCAL 2007 FULL YEAR OUTLOOK

o The Company now expects earnings per share to increase to the range of $3.50 to $3.60, from the prior guidance of $3.25 to $3.35.

o    Consolidated revenue is projected to grow by low to mid-teen percent.

o    Operating  margins are  expected to increase  modestly  compared to Fiscal
2006.

o The Company expects the weighted average diluted shares outstanding to be approximately 108 million for the full year.

CONFERENCE CALL
As previously announced, we will host a conference call and live online broadcast today at 9:00 A.M. Eastern. The dial-in number is (719) 457-2645. The online broadcast is accessible at http://investor.polo.com.

Polo Ralph Lauren Corporation is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 39 years, Polo's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include "Polo by Ralph Lauren", "Ralph Lauren Purple Label", "Ralph Lauren", "Black Label", "Blue Label", "Lauren by Ralph Lauren", "Polo Jeans Co.", "RRL", "RLX", "Rugby", "RL Childrenswear", "Chaps", and "Club Monaco" among others, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.polo.com.

THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING CURRENT EXPECTATIONS ABOUT THE COMPANY'S FUTURE RESULTS AND
CONDITION, INCLUDING SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, AMONG OTHERS, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; RISKS ASSOCIATED WITH THE COMPANY'S DEPENDENCE ON SALES TO A LIMITED NUMBER OF LARGE DEPARTMENT STORE CUSTOMERS, INCLUDING RISKS RELATED TO EXTENDING CREDIT TO CUSTOMERS; RISKS ASSOCIATED WITH THE COMPANY'S DEPENDENCE ON ITS LICENSING PARTNERS FOR A SUBSTANTIAL PORTION OF ITS NET INCOME AND RISKS ASSOCIATED WITH A LACK OF OPERATIONAL AND FINANCIAL CONTROL OVER LICENSED BUSINESSES; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AFFECTING FOREIGN OPERATIONS OR SOURCING (INCLUDING FOREIGN EXCHANGE FLUCTUATIONS) AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES OR ITS ABILITY TO SUCCESSFULLY INTEGRATE ACQUIRED BUSINESSES; RISKS ARISING OUT OF LITIGATION OR TRADEMARK CONFLICTS, AND OTHER RISK FACTORS IDENTIFIED IN THE COMPANY'S FORM 10-K, 10-Q AND 8-K REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.


                                     # # #
                                 Tables Follow

                 POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
  Prepared in accordance with Generally Accepted Accounting Principles (GAAP)
                      (In millions, except per share data)

                                  (UNAUDITED)

                                                                   THREE MONTHS ENDED
                                                        ---------------------------------------
                                                         SEPTEMBER 30,                OCTOBER 1,
                                                              2006                       2005
                                                         -------------               ----------
Wholesale Net Sales                                              659.9                  $ 577.5
Retail Net Sales                                                 444.6                    387.2
                                                         -------------               ----------

NET SALES                                                      1,104.5                    964.7

Licensing Revenue                                                 62.3                     62.7
                                                         -------------               ----------

NET REVENUES                                                   1,166.8                  1,027.4

Cost of Goods Sold (a)                                          (534.2)                  (475.9)
                                                         -------------               ----------

GROSS PROFIT                                                     632.6                    551.5

Selling, General & Adminstrative Expenses (a)                   (412.1)                  (368.0)
Amortization of Intangible Assets                                 (3.8)                    (1.6)
Impairment of Retail Assets                                          -                     (4.9)
Restructuring Charges                                             (1.8)                       -
                                                         -------------               ----------

TOTAL SG&A EXPENSES                                             (417.7)                  (374.5)

OPERATING INCOME                                                 214.9                    177.0

Foreign Currency Gains (Losses)                                    1.2                     (6.0)

Interest Expense                                                  (4.5)                    (2.8)

Interest Income                                                    4.7                      2.9

Equity Income on Equity-Method Investees                           0.9                      1.3

Minority Interest Expense                                         (3.6)                    (3.9)
                                                         -------------               ----------

Income Before Provision for Income Taxes                         213.6                    168.5

Provision for Income Taxes                                       (76.6)                   (64.3)
                                                         -------------               ----------

NET INCOME                                                     $ 137.0                  $ 104.2
                                                         =============               ==========

NET INCOME PER SHARE - BASIC                                    $ 1.31                   $ 1.00
                                                         =============               ==========

NET INCOME PER SHARE - DILUTED                                  $ 1.28                   $ 0.97
                                                         =============               ==========

Weighted Average Shares Outstanding - Basic                      104.5                    104.2
                                                         =============               ==========

Weighted Average Shares Outstanding - Diluted                    107.3                    107.4
                                                         =============               ==========

Dividends declared per share                                    $ 0.05                   $ 0.05
                                                         =============               ==========

    (a)  Includes total depreciation expense of:               $ (29.8)                 $ (28.0)


                 POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
  Prepared in accordance with Generally Accepted Accounting Principles (GAAP)
                      (In millions, except per share data)

                                  (UNAUDITED)

                                                                      SIX MONTHS ENDED
                                                        ---------------------------------------
                                                         SEPTEMBER 30,                OCTOBER 1,
                                                              2006                       2005
                                                         -------------               ----------
Wholesale Net Sales                                          $ 1,151.1                  $ 914.7
Retail Net Sales                                                 856.7                    744.6
                                                         -------------               ----------

NET SALES                                                      2,007.8                  1,659.3

Licensing Revenue                                                112.6                    120.0
                                                         -------------               ----------

NET REVENUES                                                   2,120.4                  1,779.3

Cost of Goods Sold (a)                                          (956.3)                  (813.4)
                                                         -------------               ----------

GROSS PROFIT                                                   1,164.1                    965.9

Selling, General & Adminstrative Expenses (a)                   (802.4)                  (701.2)
Amortization of Intangible Assets                                 (9.4)                    (2.6)
Impairment of Retail Assets                                          -                     (4.9)
Restructuring Charges                                             (4.0)                       -
                                                         -------------               ----------
TOTAL SG&A EXPENSES                                             (815.8)                  (708.7)

OPERATING INCOME                                                 348.3                    257.2

Foreign Currency Gains (Losses)                                    0.1                     (6.0)

Interest Expense                                                  (8.9)                    (5.3)

Interest Income                                                    8.5                      5.8

Equity Income on Equity-Method Investees                           1.7                      3.1

Minority Interest Expense                                         (7.6)                    (5.3)
                                                         -------------               ----------

Income Before Provision for Income Taxes                         342.1                    249.5

Provision for Income Taxes                                      (124.9)                   (94.6)
                                                         -------------               ----------

NET INCOME                                                     $ 217.2                  $ 154.9
                                                         =============               ==========

NET INCOME PER SHARE - BASIC                                    $ 2.07                   $ 1.50
                                                         =============               ==========

NET INCOME PER SHARE - DILUTED                                  $ 2.02                   $ 1.46
                                                         =============               ==========

Weighted Average Shares Outstanding - Basic                      104.8                    103.6
                                                         =============               ==========

Weighted Average Shares Outstanding - Diluted                    107.7                    106.4
                                                         =============               ==========

Dividends declared per share                                    $ 0.10                   $ 0.10
                                                         =============               ==========

    (a)  Includes total depreciation expense of:               $ (62.0)                 $ (55.7)
                                                         -------------               ----------

                 POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (IN MILLIONS)
                                  (UNAUDITED)

                                                              SEPTEMBER 30,          APRIL 1,            OCTOBER 1,
                                                                  2006                 2006                 2006
                                                              -------------         -----------         -----------
                                        ASSETS
Current assets
  Cash and cash equivalents                                    $    321.0           $    285.7               383.2
  Accounts receivable, net of allowances                            524.8                484.2               458.7
  Inventories                                                       586.4                485.5               513.1
  Deferred tax assets                                                32.4                 32.4                70.9
  Prepaid expenses and other                                         69.0                 90.7               101.3
                                                               ----------           ----------           ---------

     Total current assets                                         1,533.6              1,378.5             1,527.2

Property and equipment, net                                         549.1                548.8               494.1
Deferred tax assets                                                  13.8                 --                  36.1
Goodwill                                                            705.5                699.7               570.0
Intangibles, net                                                    249.2                258.5               105.4
Other assets                                                        268.9                203.2               180.5
                                                               ----------           ----------           ---------

          TOTAL ASSETS                                         $  3,320.1           $  3,088.7             2,913.3
                                                               ==========           ==========           =========

                        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Accounts payable                                             $    240.8           $    202.2               192.9
  Income tax payable                                                 70.9                 46.6                41.2
  Accrued expenses and other                                        311.8                314.3               384.8
  Current maturities of debt                                        289.1                280.4                --
                                                               ----------           ----------           ---------

     Total current liabilities                                      912.6                843.5               618.9

Long-term debt                                                       --                   --                 267.7
Deferred tax liabilities                                             20.1                 20.8                --
Other non-current liabilities                                       188.5                174.8               147.8
                                                               ----------           ----------           ---------

     Total liabilities                                            1,121.2              1,039.1             1,034.4
                                                               ----------           ----------           ---------

Stockholders' equity
  Common Stock                                                        1.1                  1.1                 1.1
  Additional paid-in-capital                                        801.2                783.6               747.3
  Retained earnings                                               1,586.0              1,379.2             1,232.0
  Treasury Stock, Class A, at cost                                 (219.3)               (87.1)              (83.3)
  Accumulated other comprehensive income                             29.9                 15.5                27.2
  Unearned compensation                                              --                  (42.7)              (45.4)
                                                               ----------           ----------           ---------

     Total stockholders' equity                                   2,198.9              2,049.6             1,878.9
                                                               ----------           ----------           ---------

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $  3,320.1           $  3,088.7             2,913.3
                                                               ==========           ==========           =========

                 POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES
                               OTHER INFORMATION
                      (IN MILLIONS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


SEGMENT INFORMATION

The net revenues and operating income for the periods ended September 30, 2006 and October 1, 2005 for each segment were as follows:

                                                  --------------------------------           --------------------------------
                                                         THREE MONTHS ENDED                           SIX MONTHS ENDED
                                                  --------------------------------           --------------------------------
                                                   September 30,         October 1,           September 30,         October 1,
                                                       2006                 2005                  2006                 2005
                                                  -------------         ----------           -------------         ----------
Net revenues:
  Wholesale                                              659.9                577.5               1,151.1                914.7
  Retail                                                 444.6                387.2                 856.7                744.6
  Licensing                                               62.3                 62.7                 112.6                120.0
                                                    ----------           ----------             ---------             --------
                                                       1,166.8              1,027.4               2,120.4              1,779.3
                                                    ==========           ==========             =========             ========

Operating Income (Loss):
  Wholesale                                              157.3                143.1                 247.6                189.4
  Retail                                                  66.8                 39.4                 131.4                 75.0
  Licensing                                               37.5                 40.2                  63.9                 75.4
                                                    ----------           ----------             ---------             --------
                                                         261.6                222.7                 442.9                339.8
Less:
       Unallocated Corporate Expenses                    (44.9)               (45.7)                (90.6)               (82.6)
       Unallocated Restructuring Charges                  (1.8)                   -                  (4.0)                   -
                                                    ----------           ----------             ---------             --------
                                                         214.9                177.0                 348.3                257.2
                                                    ==========           ==========             =========             ========